EXHIBIT 99.1

China Green Agriculture, Inc. Reports Second Quarter Fiscal Year 2010 Financial Results

XI'AN, China, February 8 /PRNewswire-Asia-FirstCall/ --

•	Company Exceeds Second Quarter FY2010 Revenue and Net Income Guidance

•	Q2 FY2010 Sales Increase 60% to $11.2 Million, Net Income Increases 78% to $4.7 Million with EPS of $0.20

•	Q2 FY2010 Gross Margin Increases to 61% from 59% Y-O-Y; Operating Margin Increases to 49% from 45% Y-O-Y

•	Company Increases Fiscal Year 2010 Guidance: Revenue, Net Income and EPS of at least $48.9 Million, $20.3 Million, and $0.87, respectively

•	Management to Host Earnings Conference Call at 9:00 am ET

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., today announced its financial results for the second fiscal quarter ending December 31, 2009.

Q2 FY2010 Results
	Q2 FY2010	Q2 FY2009	CHANGE (%)
Net Sales	$11.2 million	$7.0 million	+60%
Gross Profit	$6.8 million	$4.1 million	+65%
Net Income	$4.7 million	$2.7 million	+78%
EPS (Basic and Diluted)	$0.20	$0.14	+41%
Weighted Shares Outstanding	23.3 million	18.4 million	+27%

Six Months FY2010 Results
	Six Months FY2010	Six Months FY2009	CHANGE (%)
Net Sales	$22.4 million	$15.9 million	+41%
Gross Profit	$13.7 million	$9.0 million	+52%
Net Income	$10.0 million	$6.2 million	+62%
EPS (Basic and Diluted)	$0.44	$0.33	+33%
Weighted Shares Outstanding	22.5 million	18.4 million	+22%

Second Quarter FY2010 Results

Net sales for the second quarter of fiscal year 2010 totaled $11.2 million, up 60% from $7.0 million in the same quarter of fiscal year 2009. Jinong, which is the division that sells humic acid based compound fertilizers, accounted for 81.5% of our total net sales. The top three selling products accounted for 21% of the fertilizer sales. For the second quarter of fiscal year 2010, Jinong's net sales increased $4.2 million, or 84%, to $9.1 million from $4.9 million for the same quarter of fiscal year 2009. This increase was primarily due to the increase in production capacity and the sales from more high-end products including our new highly-concentrated powdered fertilizer products. Sales volume increased 771 tons, or 25% to 3,836 tons in the second quarter of fiscal year 2010, versus 3,065 tons in the same period of fiscal year 2009. Sales from our Jintai division, namely top-grade fruits, vegetables, flowers and colored seedlings, decreased 0.3% from a year ago and accounted for $2.1 million, or 18.5% of total net sales.

Gross profit for the second quarter of fiscal year 2010 totaled $6.8 million, an increase of 65% from $4.1 million in the same quarter of fiscal year 2009. Gross profit margin was 61% for the second quarter of fiscal year 2010, up from 59% a year ago.

Operating income for the second quarter of fiscal year 2010 was $5.4 million, up 73% from $3.1 million in the second quarter of fiscal year 2009. Operating margin was 49%, compared to 45% in the same quarter of fiscal year 2009.

Net income for the second quarter of fiscal year 2010 was $4.7 million, or $0.20 per basic and fully diluted share, up 78% compared with net income of $2.7 million, or $0.14 per basic and fully diluted share, during the same period in fiscal year 2009. In the second quarter of 2010, the weighted average shares outstanding were 23.3 million shares (which includes shares issued in our public offering in November/December 2009) versus 18.4 million shares in the year ago period.

"We are very pleased that our financial results have exceeded both our revenue and net income guidance for the second quarter of fiscal year 2010 which were driven by sales of more high-end products, notably our highly-concentrated powdered fertilizer products," stated Mr. Tao Li, Chairman, President and Chief Executive Officer of China Green Agriculture. "Rising demand for our green fertilizer products coupled with our growing nationwide distribution network should allow us to experience robust revenue and earnings growth for the remainder of the year as we build on being one of the leading organic compound fertilizer producers in China."

Six Months FY2010 Results

For the six months ending December 31, 2009, net sales increased 41% to $22.4 million, up from $15.9 million for the six months ended December 31, 2008. For the first six months in fiscal year 2010, Jinong's net sales, which accounted for 86% of total net sales, increased $6.7 million, or 53%, to $19.3 million from $12.6 million for the six months ended December 31, 2008. Sales volume increased 9.6% to 8,151 tons for the six months ended December 31, 2009 from 7,435 tons for the six months ended December 31, 2008. This increase was attributable to production capacity upgrades, the introduction of 7 new products and the net addition of 10 new distributors. Jintai's net sales, which include sales of agricultural products, namely top-grade fruits, vegetables, flowers and colored seedlings, by using our existing and new fertilizers, decreased $0.15 million or 4.5%, to $3.2 million for the six months ended December 31, 2009 from $3.3 million for the same period in 2008. Gross profit increased 52% to $13.7 million in the first six months of fiscal year 2010, versus $9.0 million in the same period a year ago. Gross margin was 61% and 57% for the six months ended December 31, 2009 and 2008, respectively. Operating income for the first six months of fiscal year 2010 rose 56% to $11.6 million compared to $7.4 million for the first six months of fiscal year 2009. Net income, was $10.0 million, or $0.44 per basic and fully diluted share, based on 22.5 million weighted average shares. Net income in the year ago period was $6.2 million, or $0.33 per basic and fully diluted share, based on 18.4 million weighted average shares.

Financial Condition

As of December 31, 2009, the Company had $61.2 million in cash and cash equivalents, an increase of $43.4 million from June 30, 2009, primarily due to the net proceeds from the public offerings. The Company maintained short term loans of $2.2 million and had no long term debt as of December 31, 2009. Net accounts receivable stood at $11.0 million as of December 31, 2009 with trailing twelve month days sales outstanding (“DSO”) of 67 compared to DSO of 86 three months ago. For the first six months ended December 31, 2009, the Company had $6.0 million in cash flows from operating activities, while capital expenditures amounted to approximately $13.1 million primarily due to the purchase of land use rights for the expansion of the new greenhouse facility.

Revised 2010 Guidance

China Green Agriculture's second 2010 fiscal quarter revenue of $11.2 million and net income of $4.7 million exceeded the high end of its previously announced revenue and net income guidance for the second 2010 fiscal quarter of $10.4 million to $11.0 million and $4.2 million to $4.6 million, respectively, due to strong sales from its green fertilizer products.

For the third fiscal quarter ending March 31, 2010, management expects revenues of $12.4 million to $13.0 million, net income of $5.1 million to $5.4 million, and EPS of $0.21 to $0.22 based on 24.3 million outstanding shares, respectively. For the fiscal year ending June 30, 2010, management increased guidance and now expects revenues of $48.9 million to $50.1 million, net income of $20.3 million to $20.9 million, and EPS of $0.87 to $0.89 based on 23.4 million weighted average shares, respectively. This guidance reflects the anticipated strong sales resulting from our increased production capacity as well as the expanded margins on high-end fertilizer products.

"Supported by our expanded production capacity and state-of-the-art R&D facilities, we will continue to capitalize on the market opportunities within China's highly fragmented organic fertilizer industry," stated Mr. Li. "Our goal is to continue to introduce new high margin products to the market quickly with our marketing efforts focused on promoting the quality image of the 'Jinong' brand through both distributors and retail stores. With our annualized production utilization rate at 29.6%, we feel our recent initiatives will provide sustainable growth while expanding both gross and operating margins and give us the capability to reach full utilization of our 55,000 metric ton capacity over the next three years. We remain on schedule in meeting our construction goals for our additional 12 new greenhouses as we continue to gain market share in China's green fertilizer industry," Mr. Li concluded.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Monday, February 8, 2010. Interested participants should call 1-877-407-9210 when calling within the United States or 1-201-689-8049 when calling internationally. When prompted by the operator, please mention "China Green Agriculture's Second Quarter Fiscal Year 2010 Financial Results" to join the call.

Event:	CGA Second Quarter Fiscal Year 2010 Conference Call
Date:	February 8, 2010
Time:	9:00 a.m. ET
US Dial In:	1-877-407-9210
Int'l Dial In:	1-201-689-8049
Conference ID#:	343803

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

A playback will be available through February 25, 2010. To listen, please call 1-877-660-6853 within the United States or 1-201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 343803.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("Jinong"). Jinong produces and sells over 140 different kinds of fertilizer products per year. All of Jinong's fertilizer products are certified by the PRC government as green food production materials, as stated by the China Green Food Research Center. Jinong's liquid based fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres). Jinong also has the capacity to produce highly concentrated powdered fertilizers. China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, 4 autonomous regions and 3 municipal cities in the PRC. The leading five provinces which collectively accounted for 34.7% of the Company's fertilizer revenue for the three months ended December 31, 2009 are Shaanxi (9.1%), Shandong (6.8%), Guangdong (6.7%), Heilongjiang (6.2%) and Hebei (5.9%). For more information, visit http://www.cgagri.com.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

    In the US:
     China Green Agriculture, Inc.
     Ms. Ying Yang, Chief Financial Officer
     Tel:   +1-626-623-2575
     Email: yangying@cgagri.com

    OR

    HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net

    In China:

     China Green Agriculture, Inc.
     Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
     Tel:   +86-29-8826-6368
     Email: wangxilong@cgagri.com

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND JUNE 30, 2009
(UNAUDITED)

ASSETS
	December 31, 2009	June 30, 2009
Current Assets
Cash and cash equivalents	$61,183,492	$17,795,447
Restricted cash	36,897	83,579
Accounts receivable, net	10,993,124	8,167,715
Inventories	9,906,700	7,162,249
Other assets	166,305	129,213
Deferred offering cost	—	160,500
Advances to suppliers	238,277	95,255
Total Current Assets	82,524,795	33,593,958

Plant, Property and Equipment, Net	28,482,504	17,341,654

Construction In Progress	4,738	9,609,649

Intangible Assets, Net	11,592,769	1,073,165

Total Assets	$122,604,806	$61,618,426

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$533,021	$926,883
Unearned revenue	165,732	24,000
Other payables and accrued expenses	1,599,455	1,091,168
Advances from other unrelated companies	301,605	326,970
Amount due to related parties	68,164	31,160
Taxes payable	3,288,349	2,887,828
Short term loans	2,197,512	3,170,290
Total Current Liabilities	8,153,838	8,458,299

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	—	20,519,255

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, Zero shares issued and outstanding	—	—
Common stock, $.001 par value, 115,197,165 shares authorized, 24,283,989 shares issued and outstanding (12,281,569 as of June 30, 2009)	24,284	12,282
Additional paid-in capital	73,883,634	2,060,162
Statuary reserve	4,525,550	3,468,530
Retained earnings	33,554,015	24,642,768
Accumulated other comprehensive income	2,463,485	2,457,130
Total Stockholders' Equity	114,450,968	32,640,872
Total Liabilities and Stockholders' Equity	$122,604,806	$61,618,426

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS AND THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(UNAUDITED)

	Six Months Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008
Sales
Jinong	$19,289,446	$12,570,527	$9,110,797	$4,945,026
Jintai	3,159,490	3,309,601	2,061,319	2,055,100
Net sales	$22,448,936	$15,880,128	$11,172,116	$7,000,126
Cost of goods sold
Jinong	7,002,486	5,106,321	3,267,122	1,880,375
Jintai	1,717,718	1,725,877	1,135,221	1,020,930
Cost of goods sold	8,720,204	6,832,199	4,402,343	2,901,306
Gross profit	13,728,732	9,047,929	6,769,773	4,098,820
Operating expenses
Selling expenses	735,767	582,537	520,096	366,161
General and administrative expenses	1,348,730	1,023,774	814,551	586,645
Total operating expenses	2,084,497	1,606,311	1,334,647	952,806
Income from operations	11,644,235	7,441,618	5,435,126	3,146,014
Other income (expense)
Other income (expense)	553	4,275	(413)	—
Interest income	81,922	143,019	52,656	2,624
Interest expense	(105,644)	(447,923)	(44,335)	(127,059)
Total other income (expense)	(23,169)	(301,679)	7,908	(125,485)
Income before income taxes	11,621,066	7,139,939	5,443,034	3,020,529
Provision for income taxes	1,652,798	984,159	722,041	362,676
Net income	9,968,268	6,155,780	4,720,993	2,657,852
Other comprehensive income
Foreign currency translation gain/(loss)	6,354	(8,321)	31,284	(2,142)
Comprehensive income	$9,974,622	$6,147,459	$4,752,277	$2,655,711

Basic weighted average shares outstanding	22,450,562	18,381,702	23,266,097	18,381,702
Basic net earnings per share	$0.44	$0.33	$0.20	$0.14
Diluted weighted average shares outstanding	22,471,118	18,381,702	23,286,653	18,381,702
Diluted net earnings per share	0.44	0.33	0.20	0.14

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2009 AND 2008
(UNAUDITED)

	2009	2008
Cash flows from operating activities
Net income	$9,968,268	$6,155,780
Adjustments to reconcile net income to net cash
provided by operating activities
Issuance of stock options for compensation	—	68,690
Depreciation	986,663	737,464
Amortization	150,318	53,494
Decrease / (Increase) in current assets
Accounts receivable	(2,797,999)	(950,555)
Other receivables	(321)	32,262
Inventories	(2,719,957)	(3,306,067)
Advances to suppliers	(142,513)	(72,015)
Other assets	(35,952)	9,508
(Decrease) / Increase in current liabilities
Accounts payable	(395,573)	(26,200)
Unearned revenue	141,422	253,800
Tax payables	391,854	(2,485,151)
Other payables and accrued expenses	436,338	243,560
Net cash provided by operating activities	5,982,548	714,571

Cash flows from investing activities
Acquisition of plant, property, and equipment	(2,440,748)	(460,797)
Acquisition of intangible assets	(10,703,302)	—
Additions to construction in progress	(4,730)	(1,464,432)
Net cash used in investing activities	(13,148,780)	(1,925,229)

Cash flows from financing activities
Repayment of loan	(979,876)	(379,384)
Proceeds issuance of shares	51,373,234
Restricted cash	46,683	58,914
Net cash provided by / (used in) financing activities	50,440,041	(320,470)

Effect of exchange rate change on cash and cash equivalents	114,236	(2,024)
Net increase in cash and cash equivalents	43,388,045	(1,533,151)

Cash and cash equivalents, beginning balance	17,795,447	16,612,416
Cash and cash equivalents, ending balance	$61,183,492	$15,079,265

Supplement disclosure of cash flow information
Interest expense paid	$(88,936)	$242,459
Income taxes paid	$—	$621,367

The accompanying notes are an integral part of these consolidated financial statements.